Exhibit 23.2

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

April 2, 2018

Foamix Pharmaceuticals Ltd.
2 Holzman Street, Weizmann Science Park
 Rehovot 7670402, Israel

Re:	Foamix Pharmaceuticals Ltd.
Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement on Form S-3. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Skadden, Arps, Slate, Meagher & Flom LLP